UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Ebix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ebix, Inc.

Five Concourse Parkway
Suite 3200 Atlanta, GA 30328

December 16, 2014

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Ebix, Inc., to be held at 10:00 a.m., Eastern Standard Time, on January 9, 2015, at the Marriott Atlanta Perimeter Center Hotel, located at 246 Perimeter Center Parkway NE, Atlanta, Georgia 30346.

The business of the Annual Meeting is described in detail in the attached notice of meeting and proxy statement. Also included is a proxy card and postage paid return envelope.

It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Whether or not you plan to attend, please complete and return the enclosed proxy or vote over the telephone or internet, as applicable, to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may withdraw your proxy by voting in person.

Sincerely,

Robin Raina
Chairman of the Board and
Chief Executive Officer

Ebix, Inc.

FIVE CONCOURSE PARKWAY, SUITE 3200
ATLANTA, GA 30328

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 9, 2015

TO THE STOCKHOLDERS OF EBIX, INC.:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Ebix, Inc., a Delaware corporation, will be held at the Marriott Atlanta Perimeter Center Hotel, located at 246 Perimeter Center Parkway NE, Atlanta, Georgia 30346, at 10:00 a.m., Eastern Standard Time, on January 9, 2015, and at any adjournment or postponement thereof, for the following purposes:

1.	To elect the eight directors identified in the accompanying proxy statement to serve until the 2015 Annual Meeting of Stockholders or until their respective successors are elected and qualified;
2.	To ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2014;
3.	To approve, by a non-binding advisory vote, the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders at the close of business on November 13, 2014, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy in the envelope provided or vote over the telephone or internet, as applicable.

By Order of the Board of Directors

Robin Raina
Chairman of the Board and
Chief Executive Officer

Dated: December 16, 2014

Ebix, Inc.

Five Concourse Parkway
Suite 3200 Atlanta, GA 30328
(678) 281-2020

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 9, 2015

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?
A:	Ebix, Inc. (“Ebix,” the “Company” or “we”) is providing these proxy materials to you in connection with the solicitation of proxies by the Ebix Board of Directors (the “Board”) for use at the 2014 Annual Meeting of the Company’s Stockholders (the “Annual Meeting”). The Annual Meeting will take place at the Marriott Atlanta Perimeter Center Hotel, located at 246 Perimeter Center Parkway NE, Atlanta, Georgia 30346, at 10:00 a.m., Eastern Standard Time on Friday, January 9, 2015. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of certain of our most highly paid executive officers and our directors, and certain other required information. Our 2013 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the year ended December 31, 2013, is also being furnished with this proxy statement.
Q:	What does it mean if I received more than one proxy or voting instruction form?
A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to help ensure that all of your shares are voted.
Q:	On what proposals will Ebix stockholders vote at the Annual Meeting?
A:	There are three proposals to be considered and voted on at the Annual Meeting. The proposals to be voted on are as follows:

Proposal 1 — To elect eight directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;

Proposal 2 — To ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

Proposal 3 — To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers.

For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement relating to these proposals.

Q:	What are the Board’s voting recommendations?
A:	The Board recommends that you vote your shares as follows:
•	“FOR” the election of each of the eight nominees to the Board (Proposal 1);
•	“FOR” the approval and ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm (Proposal 2); and

•	“FOR” the approval of the compensation of the Company’s named executive officers (Proposal 3).

If you give us your signed proxy but do not specify how to vote, we will vote your shares “FOR” each of the above proposals.

We are not aware of any matter to be presented at the Annual Meeting other than those described in the Notice of Meeting. If any other matters are properly brought before the Annual Meeting for consideration, the person named on your proxy will have the discretion to vote your shares according to such person’s best judgment.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Holders of our common stock outstanding as of the close of business on November 13, 2014, the record date, are entitled to vote at the Annual Meeting. On each proposal presented for a vote at the Annual Meeting, each stockholder is entitled to one vote for each share of common stock as of the record date.
Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:	If your shares are registered in your name, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the Annual Meeting or to vote by proxy on the proxy card included with these materials.

If your shares are held in the name of your broker, bank or other nominee, you are considered to be the “beneficial owner” of such shares, which are held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?
A:	If you provide instructions on how to vote by following the instructions provided to you by your broker, your broker will vote your shares as you have instructed. If you do not provide your broker with voting instructions, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. On matters considered “non-routine,” brokers may not vote your shares without your instruction. Shares that brokers are not authorized to vote are referred to as “broker non-votes.”

Under NASDAQ Stock Market Business Conduct Rules, to which your broker is subject, brokers are prohibited from voting uninstructed shares for elections of directors and the compensation of our named executive officers, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Q:	What are the quorum requirements for the Annual Meeting?
A:	The presence of holders of a majority of our outstanding shares of common stock in person or by proxy constitutes a quorum for the Annual Meeting. Both abstentions and broker non-votes are counted as present for purpose of determining the presence of a quorum.
Q:	What is the voting requirement to approve each of the proposals?
A:	Proposal 1 — Pursuant to our Bylaws, the director candidates who receive the most votes will be elected to fill the eight available seats on our Board. This means that the eight director candidates or nominees who receive the greatest number of votes will be elected. Because abstentions, failures to vote or broker non-votes are not counted as “cast” votes, none of them will have any effect on the outcome of the proposal.

Proposal 2 — The proposal to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. Because brokers may vote your shares on this proposal without instruction, there will be no broker non-votes for this proposal. If you fail to vote your shares in person or by proxy, your shares are not considered present at the Annual Meeting, and they will have no effect on the outcome of the proposal. If you return a signed proxy card but abstain from voting on the proposal, your shares will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, and they will have the same effect as votes “against” the proposal.

Proposal 3 — The proposal to approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. The proposal with respect to the approval of the 2013 executive compensation paid to our named executive officers is “advisory” and not binding upon the Board. However, the Board will consider the results of the votes on this proposal in formulating future executive compensation policy. Because broker non-votes are not entitled to vote on the proposal because it is considered non-routine, broker non-votes have no effect on the outcome of the proposal. If you fail to vote your shares in person or by proxy, your shares are not considered present at the Annual Meeting, and they will have no effect on the outcome of the proposal. If you return a signed proxy card but abstain from voting on the proposal, your shares will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, and they will have the same effect as votes “against” the proposal.

Q:	What do I need to do now to vote at the Annual Meeting?
A:	Stockholders of record may vote their shares in any of four ways:
•	Submitting a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it and return it in the postage-paid envelope provided;
•	Submitting a Proxy by Telephone: Submit a proxy for your shares by 11:59 p.m., Eastern Standard Time, on January 8, 2015; telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day;
•	Submitting a Proxy by Internet: Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on January 8, 2015; or
•	Voting in Person: If you were registered as a stockholder on our books on November 13, 2014 or if you have a letter from your broker identifying you as a beneficial owner of our shares as of that date and granting you a legal proxy, you may vote in person by attending the Annual Meeting.

If you submit a proxy by telephone or via the internet, you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement.

Street name holders may submit a proxy by telephone or the internet, if their bank or broker makes these voting methods available, in which case the bank or broker will enclose related instructions with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:	Can I change my vote or revoke my proxy?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the applicable vote at the Annual Meeting by:
•	Delivering to Computershare Shareowner Services a written notice, bearing a date later than the proxy, stating that you revoke the proxy;
•	Submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the applicable vote at the Annual Meeting; or
•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to: Ebix, Inc. c/o Computershare Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling Computershare Shareowner Services, Proxy Processing at 1-800-370-1163 (toll-free).

Q:	Will anyone contact me regarding this vote?
A:	We have retained Computershare Shareowner Services to distribute proxy solicitation materials to brokers, banks, and other nominees and to assist in the solicitation of proxies from our stockholders. The fee for this firm’s services is estimated to be $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to beneficial owners for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?
A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by Ebix.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We will announce preliminary voting results at the Annual Meeting and publish final detailed voting results on a Form 8-K, which we expect to file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.
Q:	May I propose actions for consideration or nominate individuals to serve as directors at next year’s annual meeting?
A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2015 Annual Meeting of the Company’s Stockholders (the “2015 Annual Meeting”) pursuant to SEC Rule 14a-8, your proposal must be received by our Corporate Secretary no later than August 18, 2015 (unless the meeting date is changed by more than 30 days from January 9, 2016, in which case a proposal must be a received a reasonable time before we print proxy materials for the 2015 Annual Meeting) and must be submitted in compliance with the rule. Proposals should be directed to our Corporate Secretary, Ebix, Inc., Five Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, and should comply with the requirements of Rule 14a-8.

If our Corporate Secretary receives at the address listed above any stockholder proposal intended to be presented at the 2015 Annual Meeting without inclusion in the proxy statement for the meeting after November 1, 2015 (unless the meeting date is changed by more than 30 days from the anniversary of the Annual Meeting, in which case a proposal must be received a reasonable time before we print proxy materials for the 2015 Annual Meeting), SEC Rule 14a-4(c) provides that the proxies designated by the Board will have discretionary authority to vote on such proposal. The proxies designated by the Board also will have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

Stockholders who wish the Corporate Governance and Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing by mail to our Corporate Secretary, Ebix, Inc., Five Concourse Parkway, Suite 3200, Atlanta, Georgia 30328. Nominations for the 2015 Annual Meeting must be received by August 18, 2015.

PROPOSALS

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
EACH OF PROPOSALS 1 THROUGH 3 BELOW.

PROPOSAL 1 — ELECTION OF DIRECTORS

Proposal

Proposal 1 is the election of eight nominees to the Board. In accordance with our Bylaws, the number of directors constituting the entire Board is fixed between four and eight directors. In accordance with the Director Nomination Agreement (defined below), the Corporate Governance and Nominating Committee of the Board has recommended that the size of the Board be increased from six to eight directors and that James A. Mitarotonda and Joseph R. Wright, Jr. (collectively, the “New Nominees”), as well as all of our six current directors, be nominated for election or re-election, as applicable. If elected, each will hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. Information concerning all director nominees appears below.

The Board expects that all of the nominees will, if elected, be available to serve. Except as otherwise provided for in the Director Nomination Agreement, if a nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if the Board designates any such substitute nominee, or, if no substitute nominee is so designated prior to the election, votes will be cast according to the judgment of the person or persons named in the proxy. If, however, a New Nominee dies, becomes incapacitated or is otherwise impeded from serving due to circumstances outside of his control, the Director Nomination Agreement provides that the Barington Group (defined below) may nominate a replacement nominee who is reasonably acceptable to the Board and the Nominating and Corporate Governance Committee, and if such situation arises and the Barington Group nominates such replacement nominee prior to the 2014 Annual Meeting, votes will be cast for such replacement nominee.

The Board unanimously recommends that stockholders vote FOR the election of each of its nominees for director named below.

The “Areas of Relevant Experience” identifies each director’s experience and qualifications necessary to hold a position on our Board.

ROBIN RAINA, 48, has been a director at Ebix since 2000 and Chairman of the Board since May 2002. Mr. Raina joined Ebix, Inc. in October 1997 as our Vice President of Professional Services and was promoted to Senior Vice President of Sales and Marketing in February 1998. Mr. Raina was promoted to Executive Vice President and Chief Operating Officer in December 1998. Mr. Raina was appointed President effective August 2, 1999, Chief Executive Officer (“CEO”) effective September 23, 1999 and Chairman in May 2002. Mr. Raina holds an industrial engineering degree from Thapar University in Punjab, India.

Areas of Relevant Experience.  Mr. Raina’s strategic direction for the Company and implementation of such direction has proven instrumental for the Company’s turnaround and growth.

HANS U. BENZ, 67, has been a director at Ebix since 2005. From 2001 to 2005 Mr. Benz was President of the holding company of the BISON GROUP, a Swiss corporation that develops and implements process-oriented business solution software in Europe. Prior to this position and from 1995 to 2001, he was President of a Swiss banking software development company belonging to the UBS Group. Previously, Mr. Benz was with the private bank of Coutts & Co., Zürich, as Senior Vice President and was also head of its global IT organization as a part of its larger, worldwide NatWest IT organization. As founding partner in a national data center, his former business experience extends from wholesale and retail industry to the Swiss private insurance industry.

Areas of Relevant Experience.  Mr. Benz has extensive experience in the enterprise resource planning, software and finance sectors, international marketing, strategic planning, IT planning, executive compensation and defining strategic vision.

PAVAN BHALLA, 51, has been a director since June 2004. He is currently the Executive Vice President and India Managing Director at Aon Hewitt. Prior to this role, he was the Executive Vice President, Chief Financial Officer and Treasurer of Harris Interactive Inc., positions he held since October 2010. Prior to that, Mr. Bhalla served as Vice President for Hewitt Associates since August 2006. Prior to his recent roles at Hewitt Associates and Harris Interactive, Mr. Bhalla served as the Senior Vice President of Finance of MCI Inc., a global telecommunications company, and supervised the financial management of MCI’s domestic business units. Prior to joining MCI in August 2003, Mr. Bhalla spent more than seven years with BellSouth Corporation, a telecommunications company, serving in a variety of executive positions, including Chief Financial Officer of BellSouth Long Distance from 1999 to 2002 and Corporate Controller of BellSouth Cellular Corp. from 1997 to 1999. Mr. Bhalla holds a master’s degree in business administration from the University of Chicago’s Booth School of Business.

Areas of Relevant Experience.  Mr. Bhalla has extensive, hands-on, relevant experience in corporate finance and international business transactions. His extensive accounting and financial background qualifies him as an audit committee financial expert (an “audit committee financial expert”) under applicable SEC Rules and the NASDAQ Stock Market Marketplace Rules (the “NASDAQ Marketplace Rules”).

NEIL D. ECKERT, 51, has been a director since 2005. Mr. Eckert was nominated by Brit Insurance Holdings PLC (“Brit”) to serve on the Board under an agreement between the Company and Brit. Between 1999 and 2005, he served as Chief Executive Office of Brit. In 1995, he co-founded Brit as a listed investment trust company. In 2005, Mr. Eckert founded Climate Exchange PLC and was its Chief Executive Officer until 2010 when the company was sold to InterContinental Exchange Inc. Mr. Eckert is also Non-Executive Chairman of Design Technology and Innovation Limited, a patenting and intellectual property company.

Areas of Relevant Experience.  Mr. Eckert has an extensive background as the CEO of two different public companies and has executive experience in strategic planning, hands-on understanding of insurance industry, sales and marketing, corporate finance, executive compensation and international matters.

ROLF HERTER, 51, has been a director since 2005. Mr. Herter is the managing partner of Streichenberg, Attorneys at Law, in Zurich, Switzerland. Streichenberg is a mid-sized commercial law firm, and Mr. Herter has been managing partner since 2004. Mr. Herter’s practice consists, among other engagements, of representations of public and privately held information technology companies. He has served on the board of directors of several companies and is currently a member of the board of directors of IC Group Switzerland AG, Roccam Rocca Asset Management AG, Invitech Holding AG and Ardent Holding AG. He also serves as a supervisor of investments for several Swiss and German companies.

Areas of Relevant Experience.  Mr. Herter has extensive experience in the legal sector, in managing companies with respect to their investments, capital structure, organization restructuring and governance, and in European affairs.

HANS UELI KELLER, 61, has been a director since 2004. Mr. Keller has spent over 20 years with Zurich-based Credit Suisse, a global financial services company, serving as its Executive Board Member from 1997 to 2000, head of retail banking from 1993 to 1996, and head of marketing from 1985 to 1992. He served as Chairman of the board of directors of Swisscontent AG, an online publishing company in Zurich, and is presently also serving as Chairman of the board of directors of Engel & Voelkers Commercial, Switzerland, and as a member of the board of directors of Helvetica Property AG, Zurich.

Areas of Relevant Experience.  Mr. Keller has extensive executive experience in sales and marketing, corporate finance, strategic planning, executive compensation, and international distribution.

JAMES A. MITAROTONDA, 60, has served as the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since 1991. He has also served as a director of A. Schulman, Inc. since 2005 and as a director of The Pep Boys – Manny, Moe & Jack since 2006, including as Chairman of the board of directors from 2008 to 2009. Previously, he has served as a director of The Jones Group Inc., Ameron International Corporation, Griffon Corporation, Gerber Scientific, Inc., Register.com, Inc. and Sielox, Inc. Mr. Mitarotonda holds a master’s degree in business administration from New York University.

Areas of Relevant Experience.  Mr. Mitarotonda has extensive experience as a chief executive officer, stockholder representative, and public company director, as well as expertise in corporate governance, finance and investment banking.

JOSEPH R. WRIGHT, JR., 76, serves as Chairman of Chart Acquisition Corp., Chairman of the Investment Committee of ClearSky Power & Technology Fund I LLC, Executive Chairman of MTN Satellite Communications, and as a Board member and Audit Committee member of the Cowen Group. Additionally, he serves as Senior Advisor to Chart Capital Partners and to the Comvest Group. Previously, he served as Senior Advisor to Providence Equity, LLC, Chief Executive Officer of Scientific Games Corporation, Chief Executive Officer of PanAmSat, Chairman of Intelsat and Chairman of GRC International. In the 1980s, he served as Deputy Director and Director of the United States Office of Management and Budget under President Ronald Reagan, serving in the Cabinet and Executive Office of the President from 1982 to 1989. From 1981 to 1982, he served as Deputy Secretary of the United States Department of Commerce and later on the President’s Export Council as Chairman of the Export Control Subcommittee.

Areas of Relevant Experience.  Mr. Wright has extensive experience in leading businesses, having served as the Chief Executive Officer, Chairman or as a board member of numerous companies, as well as extensive commercial and governmental experience.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

Based on the recommendation of our Audit Committee, we have retained Cherry Bekaert LLP (“CB”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014. CB has served as our independent registered public accounting firm since December 2008.

Although our Bylaws do not require that the stockholders ratify the appointment of CB as our independent registered public accounting firm, we are submitting the appointment of CB to the stockholders for ratification as a matter of good corporate governance. If our stockholders do not ratify the appointment, the Board and the Audit Committee will reconsider whether or not to retain CB. Even if the appointment is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Ebix and its stockholders.

A representative of CB is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

The Board unanimously recommends that the stockholders vote FOR ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for 2014.

Fees Paid to Our Independent Registered Public Accounting Firm

CB served as our independent registered public accounting firm for the years ended December 31, 2013 and 2012.

The following table sets forth fees for all professional services rendered by CB for the audit of our financial statements for 2013 and 2012 and fees billed for other services rendered by CB:

Services Rendered by Cherry Bekaert LLP	2013	2012
Audit Fees(1)	$497,160	$429,000
Audit Related Fees(2)	$282,514	$89,500
Tax Compliance Service Fees	$13,750	$—
All Other Fees(3)	$54,400	$42,016

(1)	Includes fees for the audit of our annual financial statements included in our Form 10-K and reviews of the financial statements in our Forms 10-Q, but excluding audit-related fees.
(2)	Includes fees associated with the review of valuation reports associated with business acquisition and audits of the Company’s 401(K) plans, and related out of pocket expenses incurred by the auditors.
(3)	Includes fees related to the audit of the financial statements and the Company’s purchase accounting for certain acquired businesses.

Audit and Non-Audit Services Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, our Audit Committee has the responsibility to appoint, set compensation and oversee the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that requires it to pre-approve all audit and permitted non-audit services performed by our independent registered public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. All services performed by CB during fiscal years 2013 and 2012 were approved in accordance with this policy.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal

Proposal 3 is to approve the compensation of our named executive officers, disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation discussion and analysis, compensation tables and narrative discussion. As provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act” or the “Act”), the Company submitted to a nonbinding vote of its stockholders at its 2011 Annual Meeting of Stockholders whether a nonbinding vote of stockholders as to the compensation paid its named executive officers (the so-called “say on pay” vote) should be held every one, two or three years (the “frequency vote”). The Company recommended, and the stockholders agreed, that the say-on-pay vote should be held annually. Thereafter, our Board confirmed the stockholders’ recommendations.

As described more fully in the Compensation Discussion and Analysis (the “CD&A”) section of this proxy statement, the compensation package of the Company’s named executive officers (as identified in the Executive Compensation section of this proxy statement under the heading “Compensation Discussion and Analysis — Named Executive Officers”) is designed to act as both an incentive for superior performance and as an inducement to attract and retain highly qualified senior executives, while at the same time mitigating against excessive risk. The Company’s executive compensation program promotes a performance-based culture and aligns the interests of stockholders and executives through variable, at-risk compensation. The program is also designed to attract and retain highly talented executives who are critical to the successful implementation of the Company’s strategic plan. A significant portion of an executive officer’s overall compensation is performance-based, in that it is dependent upon the achievement of pre-determined corporate and/or personal performance goals and strategic objectives. Stockholders are encouraged to read the CD&A, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The say-on-pay vote gives stockholders the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders of Ebix approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in this proxy statement.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. This advisory vote is non-binding, meaning that our Board will not be obligated to take any compensation actions or adjust our executive compensation in response to the vote. Although the say-on-pay vote is non-binding, the Board and the Compensation Committee will review the voting results and will consider the vote, as well as other communications from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program. To the extent there is a significant vote against the compensation of our named executive officers, we would expect to communicate with our stockholders to better understand the concerns that influenced that vote. The Board and Compensation Committee would consider constructive feedback obtained through this process in making future determinations concerning our executive compensation.

The Board unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as described in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND THE CORPORATE GOVERNANCE OF THE COMPANY

Generally

Our business is managed by the Company’s employees under the direction and oversight of the Board. Except for Mr. Raina, none of our current directors is an employee of the Company. We keep directors informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities and their participation in Board and Board committee meetings.

The Board has three standing committees:  the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Members of each of these Committees are nominated by the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) and are appointed annually at the meeting of the Board held following each annual meeting of stockholders. Each of these committees is composed entirely of independent, non-management directors and operates under a charter approved by the Board which sets out the purposes and responsibilities of each committee. These committees annually renew and, as appropriate, seek revisions of their charters to reflect, among other things, changing regulatory developments. All three of these charters are available for review at our website at www.ebix.com. The principal responsibilities of these committees are described below.

Corporate Governance Practices and Policies

Our Board carefully follows the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules adopted thereunder by the SEC and the NASDAQ Marketplace Rules. Each Board committee has adopted a charter and our Board has established Corporate Governance Guidelines.

Our Corporate Governance Guidelines address, among other things, the Board’s composition, qualifications and responsibilities, director education and stockholder communication with directors.

Our Board also has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our CEO, Chief Financial Officer (“CFO”), Corporate Controller and other persons designated as senior financial managers. Our Board also has adopted a Code of Conduct, articulating standards of business and professional ethics, which is applicable to all of our directors, officers and employees.

These charters, guidelines and codes are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.

Director Independence

Under our Corporate Governance Guidelines, we require that a majority of the Board consist of independent, non-management directors, who also meet the criteria for independence required by the NASDAQ Marketplace Rules. Under such rules, a director is independent if he or she does not have a material relationship with the Company. Our Board annually evaluates each member’s independent status.

The Board has determined that, as of December 16, 2014, the following five of the Company’s six incumbent directors are independent under the NASDAQ Marketplace Rules: Messrs. Benz, Bhalla, Eckert, Herter and Keller. Mr. Raina, as a management director, participates in the Board’s activities and provides valuable insight and advice. Additionally, the Board has determined that, as of December 16, 2014, Messrs. Mitarotonda and Wright are also independent under the NASDAQ Marketplace Rules.

Non-management directors have access to individual members of management or to other employees of the Company on a confidential basis. Directors also have access to Company records and files and directors may contact other directors without informing Company management of the purpose or even the fact of such contact.

Audit Committee

The Audit Committee’s principal responsibility is to assist the Board in its general oversight of the Company’s financial reporting, internal controls, ethics compliance and audit functions. This committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent public accounting firm, reviews the annual financial results and the annual audit of the

Company’s financial statements and approves the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.

The Audit Committee assists the Board in monitoring:  (a) the integrity of our financial statements, (b) the effectiveness of our internal control over financial reporting, (c) the effectiveness of our disclosure controls, (d) the qualifications and independence of our independent registered public accounting firm, (e) the performance of our independent registered public accounting firm, and (f) our compliance with legal and regulatory requirements. The Audit Committee is also responsible for oversight of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the Company’s formal written policy and is responsible for reviewing and monitoring compliance with the Company’s Code of Ethics for Senior Financial Officers, In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, financial reporting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters.

In discharging this responsibility, the Audit Committee, among other things, holds the authority to approve or remove the independent registered public accounting firm and to pre-approve the audit and any non-audit service to be provided by the auditors and reviews the results and scope of the annual audit performed by the auditors. The Audit Committee has three members, who currently are Messrs. Bhalla (Chairman), Benz and Keller. After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, our Board has determined that: (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current members of the Audit Committee are “independent” as that concept is defined in the NASDAQ listing standards, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Bhalla qualifies as an “audit committee financial expert” as defined under SEC rules promulgated under the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during 2013.

Compensation Committee

The principal responsibilities of the Compensation Committee are to:  (a) review and make recommendations to the Board concerning the compensation of the named officers of the Company, (b) provide input and make recommendations to the Board regarding the general compensation goals, guidelines, and policies for the Company’s employees, (c) administer the Company’s equity incentive programs and awards under such programs, and (d) consider and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, including the adoption of new equity incentive plans or other executive compensation programs. The Compensation Committee also is responsible for a review and recommendation to the Board as to the compensation and benefits to be paid to non-employee directors.

The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk-taking. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement. The Compensation Committee currently consists of Messrs. Keller (Chairman) and Benz. The Compensation Committee met seven times during 2013. The Compensation Committee does not delegate its authority to management. In the past, the Compensation Committee has used compensation consulting firms.

Corporate Governance and Nominating Committee

The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance and oversight, including reviewing and monitoring implementation of our Corporate Governance Guidelines. It oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and it makes recommendations to the Board with respect to director nominees, membership on the Board committees, and the appointment of committee chairs. The Corporate Governance Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. In addition, the Corporate Governance Committee considers matters of corporate governance generally and it annually evaluates our Corporate Governance Guidelines, making any recommendations or changes that it deems appropriate to the Board for its consideration. To the extent that we receive any stockholder proposals that relate to corporate governance matters, the Corporate Governance Committee is responsible for reviewing such proposals and making recommendations to the Board. The Corporate Governance Committee currently consists of Messrs. Eckert (Chairman) and Herter. The Corporate Governance Committee met once in 2013. See “Director Qualifications” and “Our Director Nominations Process” below.

Director Qualifications

The Board seeks members from diverse personal and professional backgrounds and who combine a broad spectrum of experience and expertise. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, our Corporate Governance Committee takes into account the personal characteristics (e.g., gender, ethnicity and age) and experience (e.g., industry, professional and public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

In evaluating a director candidate, it is preferable that directors possess a considerable amount of business management (such as experience as a chief executive officer or chief financial officer) and educational experience. However, the Corporate Governance Committee also considers other factors that are in the best interests of the Company and its stockholders, including: (a) the knowledge, experience, candor, integrity and judgment of each candidate, (b) the alignment of the candidates’ knowledge and experience, both individually and as a group, with the needs of the business, (c) the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, (d) each candidate’s ability to devote sufficient time and effort to his or her duties as a director, (e) independence and willingness to consider all strategic proposals, and (f) any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees.

In addition, the Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. The Corporate Governance Committee and the Board as a whole believe that diversity, including gender, race and national origin, education, professional experience, and differences of viewpoints and skills is an important consideration when screening and evaluating candidates for nomination to the Board. The Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.

The Corporate Governance Committee believes that it is important that the Board members have complementary skills that together can best guide the Company to a successful future. In considering whether the nominees meet the requirements necessary to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Corporate Governance Committee and the Board focused on the information provided in the directors’ individual biographies set forth above, as well as their personal knowledge and experience in having worked with one another as members of the Board. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are also described under “Proposal 1 —  Election of Directors.”

The information provided in Proposal 1 presents information as of the date of this proxy statement about each director nominee. The information presented includes the names of each of the nominees, along with his or her age, all positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the name of all other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented also includes a description of the specific experience, qualifications, attributes and skills of each nominee and continuing director that led our Corporate Governance Committee to conclude that he or she should serve as a director of the Company for the ensuing term.

Director Nomination Agreement

On November 26, 2014, we entered into a Director Nomination Agreement, by and among the Company, Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC (together with Barington Companies Equity Partners, L.P., “Barington”), Ancora Advisors, LLC (together with Barington, the “Barington Group”), James A. Mitarotonda and Joseph R. Wright, Jr. (the “Director Nomination Agreement”). Pursuant to the Director Nomination Agreement, the Board expanded the size of the Board by two directorships to eight directors, and has nominated James A. Mitarotonda and Joseph R. Wright, Jr., as well as all of the incumbent directors, for election at the Annual Meeting. The Director Nomination Agreement also provides, among other things, that:

•	The Board and the Corporate Governance Committee will consider the New Nominees for inclusion on committees of the Board, in good faith and in a manner consistent with other members of the Board in accordance with past practice;
•	During the Standstill Period (defined below), if either New Nominee is unable to serve (or to continue to serve) as a director of the Company as a result of such person’s death, incapacity or an impediment resulting from events or circumstances outside of his control, then Barington shall be entitled to designate a replacement New Nominee so long as such replacement is reasonably acceptable to the Board and the Corporate Governance Committee;
•	Through the Standstill Period, the Barington Group and its affiliates are prohibited from taking certain actions, customarily restricted by an agreement of this kind, including soliciting proxies or written consents of stockholders, presenting proposals for action by stockholders, commencing legal action against the Company or certain of its representatives or launching a tender offer for shares of the Company; and
•	Through the Standstill Period, the Barington Group must vote all of its Company common stock for the Company’s nominees to the Board and according to the Board’s recommendations on any other routines matters, such as ratification of auditors and the advisory vote on executive compensation.

With respect to the Director Nomination Agreement, the “Standstill Period” means the period from the effective date of the Director Nomination Agreement until 90 days before the date of the Company’s 2015 Annual Meeting or, if earlier, 10 days before any advance notice deadline for making director nominations at the 2015 Annual Meeting; provided, that if the Company recommends (or has notified Barington in writing of its commitment to recommend) that its stockholders vote for the re-election of the New Nominees at the 2015 Annual Meeting (regardless of whether the New Nominees agree to stand for re-election) and supports the New Nominees for election in no less rigorously and favorably a manner than it supports all of its other nominees, then the Standstill Period will continue until 90 days prior to the date of the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) or, if earlier, 10 days prior to any advance notice deadline for making director nominations at the 2016 Annual Meeting.

The Board has determined that the New Nominees satisfy the requirements of independence under the NASDAQ listing standards. Each New Nominee will be eligible to receive compensation for services as a director on the same terms as the other non-employee directors.

Our Director Nominations Process

The Board is responsible for selecting director candidates. The Board has delegated the process to the Corporate Governance Committee. Notwithstanding the requirements set forth in the Director Nomination Agreement, the Corporate Governance Committee identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration. While the Corporate Governance Committee has the authority to retain a third party to assist in the nomination process, it has not done so to date.

Directors may also be nominated by our stockholders. Eligible stockholders may nominate a candidate for election to the Board. Those stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure generally described in Stockholder Proposals on page 33 of this proxy statement. The Board applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Board does not have a separate policy with regard to the consideration of candidates recommended by stockholders other than the procedures generally described in Stockholder Proposals on page 33 of this proxy statement.

Board Committee Membership and Meetings

The following table lists our three Board committees, the directors who served on them as of the end of 2013 and the number of committee meetings held in 2013.

Name	Audit	Compensation	Corporate Governance And Nominating
Mr. Bhalla	C
Mr. Benz	•	•
Mr. Eckert			C
Mr. Herter			•
Mr. Keller	•	C
Mr. Raina*
2013 Meetings	7	7	1

C = Chair

• = Member

* = Executive Officer/Director

It is the Company’s policy that directors should attend each meeting of the Board and each meeting of the committees on which they serve. During 2013, the Company’s full Board met in person five times and sixteen times over telephonic conference calls. Each member of the Board attended all of the regular meetings of the Board and the Board committees on which the director served and for which he or she was eligible to participate. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and CEO and sometimes with other pertinent members of management regarding matters of interest and concern to the Company. The Company’s 2013 Annual Meeting of Stockholders was attended by one director. The Company has no formal policy with regard to the attendance of its directors at its annual meeting of stockholders.

Executive Sessions of the Board

It is the policy of the Company for the independent directors of the Company to meet in executive session following meetings of the Board. The independent directors may call upon members of management and outside consultants, including auditors and executive compensation consultants to participate in executive sessions. To the extent any specific issues surface or it is appropriate to provide feedback to management following an executive session, one of the independent directors acts as a liaison with the Chairman to convey information or coordinate action with management.

Stockholder Communications

The Board has established a process for stockholders and other interested parties to communicate with the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Secretary of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary or his designee, may not be forwarded to the directors. If the communication is specifically marked as a private communication for the Board, or for a specific director, the Secretary will not open the correspondence, but will forward it to the addressee. These procedures may change from time to time, and you are encouraged to visit our website for the most current means of contacting our directors.

If a stockholder wishes to communicate to the Chairman of the Audit Committee about a concern relating to the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern likewise should be submitted in writing to the Chairman of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the stockholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Secretary. The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Secretary at the Company’s headquarters or by telephone at (678) 281-2028.

The Board’s Role in Risk Oversight

The Board has an active role, both as a whole and at the committee level, in overseeing the management of the Company’s risk. The Board is responsible for establishing and reviewing the Company’s strategic direction and determining the acceptable risk tolerance of the Company, engaging management to implement its strategic plan within approved risk tolerances and monitoring the effectiveness of and exercising oversight over management, the compensation of management and the Company’s internal controls over financial reporting. Risk can take different forms, including operating risk, financial risk, risk related to the economy in general and unemployment in particular, risks related to management succession, risk of fraud and reputational risk. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit Committee, Compensation Committee and Corporate Governance Committee. The Corporate Governance Committee is responsible for establishing corporate governance procedures designed to effectively administer the Board’s strategic planning and oversight duties, including an annual evaluation of the Board’s leadership structure, along with risks associated with the independence of the Board members and potential conflicts of interest. The Audit Committee supports the Board’s risk oversight functions through its review of the Company’s internal controls over financial reporting, fraud risks identified by management and the Company’s financial statements and their preparation, as well as its oversight of the Company’s Code of Conduct and the administration of the Company’s whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives in light of its views regarding an appropriate impact that the Company’s compensation policies have on risk. Because all of these committees are comprised solely of independent directors, our independent directors have a significant role in the Board’s risk oversight function. While each committee is responsible for evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. See “Board Committee Membership and Meetings” for further discussion of the roles, responsibilities and inter-relationships of the Board Committees. We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for Ebix.

Board Leadership Structure

Robin Raina serves as both the CEO and Chairman of the Board. We combine this traditional leadership structure with a board structure in which Mr. Raina is the only non-independent director. The Board believes its members have no reticence about forcefully expressing their views while at the same time fully and fairly considering the views of their fellow directors, and that the members of the Board have the experience and ability to critically evaluate the performance of our CEO and chairman and in implementing the strategic, as well as day-to-day, goals of the Company. Although the Board periodically evaluates alternative board governance models and refinements to the existing structure, it believes, after assessing the current service of the Company’s CEO and chairman and the current composition of the Board, that the current Board leadership structure is appropriate for the Company.

Code of Conduct and Ethics

The Board has adopted the Code of Conduct and Ethics (the “Code of Conduct”), which applies to the Company’s CEO, CFO and other senior financial officers (the “Senior Financial Officers”) of the Company and its subsidiaries, including its principal executive officer, principal financial officer and principal accounting officer. The Company is committed to the highest standards of professional and ethical conduct, and the Code of Conduct provides guidance as to upholding these standards.

The Code of Conduct consists of basic standards of business practice, as well as professional and personal conduct, including prohibitions against any conduct or transactions that might constitute a conflict of interest between the Senior Financial Officers and the Company. Any action that might constitute a conflict of interest is reviewed by Company management, and potential conflicts of executive officers or members of the Board are reviewed by the Board.

Any amendment to or waiver of the Code of Conduct must be approved by the Audit Committee and will be promptly disclosed by the Company. The Company’s Compliance Officer, Robert Kerris, is charged with monitoring, overseeing and reviewing compliance with the Code of Conduct.

Availability of Corporate Governance Documents

The charters of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, as well as other documents relating to corporate governance at Ebix, are available in the corporate governance section of our website, www.ebix.com. You may also obtain copies of these materials, free of charge, by sending a written request to Ebix, Inc. at Five Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, Attn: Investor Relations.

Director Compensation

Following each annual meeting of our stockholders, non-employee members of the Board are typically granted an option to purchase 9,000 shares of common stock at an exercise price per share of 100% of the fair market value for each share of common stock on the date of the grant.

On December 30, 2013, the Board granted to each non-employee director 9,000 stock options of which one-fourth will vest on December 30, 2014, and the remaining options will vest ratably each quarter in the years 2015, 2016 and 2017. Such grants were made pursuant to Board’s policy set forth on November 11, 2007. In addition each non-employee director received an annual cash retainer of $14,000 during 2013. Mr. Keller and Benz received an additional cash retainer of $5,000 following the 2013 Annual Meeting for serving on both the Audit and Compensation Committees. Mr. Bhalla received an additional cash retainer of $5,000 following the 2013 Annual Meeting for serving as the Audit Committee Chairman. Messrs. Keller, Bhalla, Benz and Eckert also received fees in amounts of $27,000, $58,500, $27,000 and $27,000, respectively, for serving on a special committee of the Board in connection with a proposed sale of the Company in 2013 that was not completed.

Director Compensation Chart

The following director compensation table sets forth the total cash and non-cash compensation paid to, or received by, each person who served as a director of the Company for 2013. No directors who are employees of the Company receive any fees or payments for service on our Board.

Director Compensation

Name (a)	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Pavan Bhalla	$77,500	None	$94,716	None	None	None	$172,216
Hans Ueli Keller	$46,000	None	$94,716	None	None	None	$140,716
Hanz U. Benz	$46,000	None	$94,716	None	None	None	$140,716
Neil D. Eckert	$41,000	None	$94,716	None	None	None	$135,716
Rolf Herter	$14,000	None	$94,716	None	None	None	$108,716

(a)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2013, in accordance with FASB ASC Topic 718 and thus may include amounts from awards granted prior to 2013.

The following table lists below the aggregate number of outstanding options held by each director as of December 31, 2013:

Aggregate Stock Option Awards at Year End
Pavan Bhalla	63,000
Hans Ueli Keller	63,000
Hanz U. Benz	63,000
Neil D. Eckert	90,000
Rolf Herter	63,000

Executive Officers of the Company

We have five executive officers:  Robin Raina, Robert F. Kerris, Graham Prior, Leon d’Apice and James Senge, Sr. Information as to Mr. Raina is provided above.

ROBERT F. KERRIS, 60, serves as Executive Senior Vice President and CFO. Mr. Kerris joined the Company as CFO and Corporate Secretary on October 22, 2007. Prior to joining the Company, Mr. Kerris was Chief Financial Officer at Aelera Corporation. He held this position from May 2006 to October 2007. Previously he was a Financial Vice President at Equifax, Inc. from November 2003 to April 2006, Corporate Controller at Interland, Inc. from September 2002 to October 2003 and held senior financial management positions at AT&T, BellSouth, and Northern Telecom. Mr. Kerris is a licensed certified public accountant and holds an accounting and economics degree from North Carolina State University.

GRAHAM PRIOR, 58, serves as Corporate Senior Executive Vice President of International Business and Intellectual Property. Mr. Prior, has been employed by Ebix since 1996 when the Company acquired Complete Broking Systems Ltd., of which Mr. Prior was a partial owner. Mr. Prior has been working within the insurance technology industry since 1990 and is currently responsible for the Company’s international operations in Singapore, New Zealand, Australia, Europe, Africa, the Middle East and Asia. Mr. Prior is also responsible for the Company’s worldwide product development initiatives. Mr. Prior is a chartered accountant and holds a Bachelor of Commerce and Administration degree from Victoria University, Wellington, New Zealand.

LEON d’APICE, 58, serves as the Company’s Managing Director and Ebix Australia Group Head. Mr. d’Apice has been employed with Ebix since 1996, when the Company acquired Complete Broking Systems Ltd., of which Mr. d’Apice was a partial owner. Mr. d’Apice has been in the information technology field since 1977 and is currently responsible for all of the operations of Ebix’s Australia’s business units. Mr. d’Apice holds a Bachelor of Commerce degree with a major in Accounting and Financial Management from the University of New South Wales, Australia.

JAMES SENGE, SR., 54, serves as the Company’s Senior Vice President of EbixHealth. Mr. Senge has been employed with Ebix (as a result of the business acquisition of Acclamation Systems, Inc. in 2008) since 1979. During his over 33 years with Acclamation/Ebix. Mr. Senge has been involved with all facets of the EbixHealth division, including being responsible for the strategic direction and day-to-day operations of the division. Mr. Senge’s focus is on expanding the Company’s reach into the on-demand, end-to-end technology solutions for the health insurance and healthcare markets. Mr. Senge works from Ebix’s Pittsburgh, Pennsylvania office.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

Objectives and Goals

The objectives of the Compensation Committee are to adopt a compensation approach that is simple, internally equitable and externally competitive and that attracts, motivates and retains qualified people capable of contributing to the growth, success and profitability of the Company, thereby contributing to long-term stockholder value.

•	Simplicity. The Compensation Committee believes that a compensation package with three major elements of compensation is the simplest approach, consistent with the Company’s goals. The Company generally does not utilize special personal perquisites, such as private jets, payment of country club dues, Company-furnished motor vehicles, permanent lodging or defrayment of the cost of personal entertainment.
•	Internal Equity. Internal equity has generally been evaluated based on an assessment of the relative contributions of the members of the management team. In 2013, the Compensation Committee did not undertake any formal audit or similar analysis of compensation equity with respect to either the CEO relative to the other members of the management team or with respect to the management team relative to the Company’s employees generally. However, the Compensation Committee believes that the relative difference between CEO compensation and the compensation of the Company’s other executives is consistent with such differences found in the Company’s insurance services peer group and the market for executive-level personnel for public companies of similar size.
•	External Competitiveness. The Compensation Committee believes it is important to management retention and morale that compensation be competitive with our competitors. In setting annual compensation, the Compensation Committee generally reviews market data and compares total annual compensation opportunities for our executive officers with compensation opportunities for similar positions at comparable companies. Based on this review, the Compensation Committee approves compensation levels and opportunities for our CEO and our other executive officers that the Compensation Committee believes are competitive with the marketplace and provide appropriate retention and incentive value.

Major Compensation Components

The principal components of compensation for our executive officers are: (a) base salary, (b) short-term incentives, generally in the form of cash bonus programs, and (c) long-term incentives, generally in the form of equity-based awards such as stock awards. We believe the Company’s goals are best met by utilizing an approach to compensation with these three distinct elements.

•	Base Salaries. The Company’s base salaries are intended to be consistent with the Compensation Committee’s understanding of competitive practices, levels of executive responsibility, qualifications necessary for the particular executive position and the expertise and experience of the executive officer. Salary adjustments reflect the Compensation Committee’s belief as to competitive trends, the performance of the individual and, to some extent, the overall financial condition of the Company.

Base salaries for our executive officers are established based on the scope of their responsibilities, prior relevant background, professional experience, and technical training. In this regard, the Compensation Committee takes into account competitive market compensation paid by the companies represented in the compensation data it reviews for similar positions, and the overall market demand for such executives. Although the Company considered the same factors in establishing the base salaries of each of its executive officers, due to the different levels of roles played by each executive, the base salaries are justifiably substantially different.

Effective August 16, 2012, the Compensation Committee increased the base salary of Robin Raina, the Company’s President and CEO, from $800,000 to $1,300,000, in recognition of his leadership and significant contributions to the growth of the Company and the creation of stockholder value. This was the first increase to the CEO’s base salary since 2008. No changes to his salary were made for 2013.

Effective April 1, 2014, the Compensation Committee increased the base salary of Robert Kerris, the Company’s CFO from $175,000 to $225,000 in recognition of his service to the Company.

•	Short-Term Incentives. Executive officers have the opportunity to earn short-term incentives in the form of discretionary annual cash bonuses. These annual bonus opportunities are not guaranteed or formulaic, but rather are approved by the Compensation Committee following the end of the fiscal year based on its qualitative, subjective assessment of the Company’s overall performance and the executive’s individual performance and contributions to the Company’s success.

For the fiscal year ended December 31, 2013, the Company’s CEO, Robin Raina, chose not to accept a performance-based annual incentive. Mr. Raina did, however, receive a bonus payment of $800,000 that was earned based on his performance and service in 2012, but was paid in 2013. Mr. Raina also received a $1,200,000 retention bonus under an arrangement that was entered into to ensure that he stayed with the Company through a proposed sale of the Company in 2013, which was not completed. The arrangement was entered into because the prospective buyers had mandated Mr. Raina’s retention as a key issue in the proposed transaction and because it was not clear whether Mr. Raina would agree to stay with the Company through any such proposed sale of the Company.

For 2013, the Compensation Committee awarded Robert Kerris, the Company’s Senior Vice President and CFO, an incentive bonus of $65,000 based on his strong leadership in the role of CFO and for maintaining a strong regulatory and compliance framework across the Company.

•	Long-Term Incentives. While salary and short-term incentives are primarily designed to compensate current and past performance, the primary goal of the long-term incentives, such as stock options and restricted stock awards, is to link executive officer compensation with the long-term interests of the stockholders.

For 2013, the Compensation Committee, in consultation with the entire Board, determined that no new long-term incentive awards would be granted to executive officers.

Use of Compensation Consultants and Benchmarking

During 2013, the Compensation Committee did not retain any compensation consultants or engage in any formal benchmarking. The Compensation Committee may decide to retain, but has not yet retained, a compensation consulting firm to review and evaluate the compensation arrangements for the Company’s executive officers for future periods.

Other Compensation Components

Company executives are eligible to participate in the Company’s health care, insurance and other welfare and employee benefit programs, which are the same for all eligible employees, including Ebix’s executive officers.

Use of Employment and Severance Agreements

In the past, the Compensation Committee has determined that competitive considerations merit the use of employment contracts or severance agreements for certain members of senior management. Presently, however, no member of senior management is employed under an employment contract.

Recapture and Forfeiture Policies

Historically, the Company has not had formal policies with respect to the adjustment or recapture of performance-based awards where the financial measures on which such awards are, or will be, based on or adjusted for changes in reported results such as, but not limited to, instances where the Company’s financial statements are restated. The Compensation Committee does not believe that repayment should be required where the Plan participant has acted in good faith and the errors are not attributable to the participant’s gross negligence or willful misconduct. In such later situations, the Compensation Committee believes the Company has or will have available negotiated or legal remedies. However, the Compensation Committee may elect to take into account factors such as the timing and amount of any financial restatement or adjustment, the amounts of benefits received, and the clarity of accounting requirements lending to any restatement in fixing of future compensation.

Deductibility of Compensation and Related Tax Considerations

As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits.

•	Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s three most highly compensated executive officers, other than the chief executive officer and chief financial officer. However, compensation that qualifies as “performance-based” under Section 162(m) is not subject to the $1 million deduction limit.

Although the Company’s stock option plans generally have been structured with the goal of complying with the requirements of Section 162(m), and the Compensation Committee believes stock options awarded thereunder should qualify as “performance-based” compensation exempt from limitations on deductibility under Section 162(m), the deductibility of any compensation was not a condition to any compensation decision. With the exception of compensation payable to the CEO, the Company does not expect its ability to deduct executive compensation to be limited by operation of Section 162(m). However, due to interpretations and changes in the tax laws, some types of compensation payments and their deductibility depend on the timing of an executive’s vesting or exercise of previously granted rights and other factors beyond the Compensation Committee’s control which could affect the deductibility of compensation.

The Compensation Committee will continue to consider carefully the impact of Section 162(m) when designing compensation programs, and in making compensation decisions affecting the Company’s Section 162(m) covered executives. The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Accordingly, it may award compensation in excess of the deductibility limit, with or without requiring a detailed analysis of the estimated tax cost of non-deductible awards to the Company. Given our dynamic and rapidly changing industry and business, as well as the competitive market for outstanding leadership talent, the Compensation Committee believes it is important to retain the flexibility to design compensation programs consistent with its compensation philosophy for the Company, even if some executive compensation is not fully deductible.

•	Section 280G. Code Section 280G generally denies a deduction for a significant portion of certain compensatory payments made to corporate officers, certain stockholders and certain highly compensated employees if the payments are contingent on a change of control of the employer and the aggregate amounts of the payments to the relevant individual exceed a specified relationship to that individual’s average compensation from the employer over the preceding five years. In addition, Code Section 4999 imposes on that individual a 20% excise tax on the same portion of the payments received for which the employer is denied a deduction under Section 280G. In determining whether to approve an obligation to make payments for which Section 280G would deny the Company a deduction or whether to approve an obligation to indemnify (or “gross-up”) an executive against the effects of the Section 4999 excise tax, the Compensation Committee has adopted an approach similar to that described above with respect to payments which may be subject to the deduction limitations of Section 162(m).

Committee Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term stockholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the Company’s CEO and other executive officers with those of stockholders. The Compensation Committee believes that Ebix’s 2013 compensation program met these objectives. Likewise, based on our review, the Compensation Committee finds the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to the Company’s CEO and other named executive officers in the aggregate to be reasonable and not excessive.

Stockholder Advisory Vote

While the decisions regarding total compensation for the Company’s executive officers were made prior to the Company’s 2013 Annual Meeting, the Compensation Committee will consider the approval of the Company’s stockholders in their vote on executive compensation.

Risk Considerations

Our Compensation Committee has reviewed risks arising from our compensation policies and practices for both our executives and non-executive employees and has determined that they are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s CEO and CFO the above Compensation Disclosure and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Authorization

This report has been submitted by the Compensation Committee:

Hans U. Benz and Hans Ueli Keller

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Executive Compensation Tables

The following tables provide information relating to compensation earned by or paid to our named executive officers in all capacities.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total
Robin Raina, President, CEO and Chairman of the Board	2013	$1,300,000		$2,000,000	(1)	$—	$—	$—	$9,675	(3)	$3,309,675
	2012	$976,923		$1,300,000		$300,000	$—	$—	$66,675		$2,643,598
	2011	$800,000		$1,600,000		$1,010,479	$—	$—	$19,675		$3,430,154
Robert Kerris, Senior Vice President – Chief Financial Officer and Corporate Secretary	2013	$175,000		$65,000		$—	$—	$—	$2,625	(4)	$242,625
	2012	$169,230		$75,936		$—	$—	$—	$2,538		$247,704
	2011	$150,000		$75,000		$38,914	$—	$—	$2,250		$266,164

Graham Prior, Corporate Senior Vice President	2013	$171,893	(5)	$—		$—	$—	$—	$61,503	(6)	$233,396
	2012	$176,837		$—		$—	$—	$—	$64,472		$241,309
	2011	$167,794		$38,485		$266,633	$—	$—	$63,500		$536,412
Leon d’Apice, Managing Director – Ebix Australia Group	2013	$199,665	(7)	$—		$—	$—	$—	$15,682	(8)	$215,347
	2012	$233,078		$51,795		$—	$—	$—	$18,180		$303,053
	2011	$228,915		$—		$461,980	$—	$—	$17,855		$708,750
James Senge, Sr., Senior Vice President EbixHealth	2013	$200,000		$—		$—	$—	$—	$2,900		$202,900
	2012	$200,000		$—		$150,000	$—	$—	$2,300		$352,300
	2011	$200,000		$—		$116,744	$—	$—	$2,300		$319,044

Footnotes

(1)	Reflects an unpaid portion of Mr. Rania’s 2012 bonus in the amount of $800,000 that was paid in 2013, and a retention bonus in the amount of $1,200,000.
(2)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation, based on the stock price on the date of grant.
(3)	Amount includes a Company matching contribution to a 401(k)/Retirement Plan of $3,675 and a $6,000 allowance for miscellaneous business and travel expenses.
(4)	Reflects a Company matching contribution to the 401(k)/Retirement Plan.
(5)	Mr. Prior was compensated in Singapore Dollars. For 2013, all sums were derived by using the exchange rate as of December 31, 2013 of 0.7885. For prior years, the conversion ratio was 0.811164 which represented the average annualized conversion ratio between one Singapore Dollar and one United States Dollar.
(6)	Amount includes a home leave travel allowance in the amount of $9,462 and an accommodation benefit in the amount of $52,041 to cover housing and other expenses associated with Mr. Prior’s temporary relocation to Singapore.
(7)	Mr. d’Apice was compensated in Australian Dollars. For 2013, all sums were derived by using the exchange rate as of December 31, 2013 of 0.8874. For prior years, all sums other than those represented Stock Awards were derived by using the conversion ratio of 1.0359 which represents the average annualized conversion ratio between one Australian Dollar and one United States Dollar.
(8)	Reflects a 401(k) superannuation in Australia which is accessible after age 65.
(9)	Reflects a Company matching contribution to the 401(k)/Retirement Plan.

Grants of Plan-Based Award

No grants of plan-based awards were made under any incentive plans during 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robin Raina, President, CEO and Chairman of the Board	450,000	—	—	$1,751	4/2/2014	11,643	(1)	$171,269	—	—
Robert Kerris, Senior Vice President – CFO and Secretary	—	—	—	$—	—	—		$—	—	—
Graham Prior, Corporate Senior Vice President	—	—	—	$—	—	—		$—	—	—
Leon d’Apice, Managing Director, Ebix Australia Group	—	—	—	$—	—	—		$—	—	—
James Senge, Sr., Senior Vice President, EbixHealth	—	—	—	$—	—	3,042	(2)	$44,748	—	—

Footnotes

(1)	Robin Raina has been awarded restricted stock grants by the Compensation Committee: (i) a grant of 75,186 shares of Company common stock on February 3, 2006 of which 0 shares were unvested as of December 31, 2013; (ii) a grant of 76,509 shares of Company common stock on May 9, 2007 of which 0 shares were unvested as of December 31, 2013; (iii) a grant of 22,500 shares of Company common stock on November 11, 2007 of which 0 shares were unvested as of December 31, 2013; (iv) a grant of 48,222 shares of Company common stock on March 24, 2008 of which 0 were unvested as of December 31, 2013; (v) a grant of 44,040 shares of Company common stock on March 25, 2009 of which 0 were unvested as of December 31, 2013; (vi) a grant of 32,751 shares of Company common stock on April 1, 2010 of which 0 shares were unvested as of December 31, 2013; (vii) a grant of 26,106 shares of Company common stock on May 10, 2011 of which 4,351 were unvested as of December 31, 2013; and, (viii) a grant of 12,500 shares of Company common stock on August 23, 2012 of which 7,292 were unvested as of December 31, 2013.
(2)	James Senge, Sr. has been awarded restricted stock grants by the Compensation Committee: (i) a grant of 9,323 shares of Company common stock on March 26, 2010 of which 0 shares were unvested as of December 31, 2013; (ii) a grant of 4,039 shares of Company common stock on February 15, 2011 of which 337 shares were unvested as of December 31, 2013; and (iii) a grant of 6,491shares of Company common stock on March 16, 2012 of which 2,705 shares were unvested as of December 31, 2013.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robin Raina, President, CEO and Chairman of the Board	990,000	$9,390,704	19,369	$282,851
Robert Kerris, Senior Vice President, CFO and Secretary	—	$—	259	$4,064
Graham Prior, Corporate Senior Vice President	—	$—	—	$—
Leon d’Apice, Managing Director, Ebix Australia Group	—	$—	—	$—
James Senge, Sr., Senior Vice President, EbixHealth	—	$—	5,910	$89,757

Footnotes

(1)	Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.
(2)	Reflects the fair market value of the shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not sponsor or maintain any tax-qualified defined benefit plans, supplemental executive retirement plans or nonqualified deferred compensation plans.

Potential Payments for Mr. Raina Upon a Change of Control

In 2009, our independent directors unanimously approved the recommendation of the Compensation Committee regarding changes to the compensation structure for Mr. Raina. Specifically, the independent directors unanimously approved the Company’s execution of and entry into the Acquisition Bonus Agreement (the “Agreement”) between the Company and Mr. Raina. The Agreement seeks to align Mr. Raina’s interests with the interests of the Company’s stockholders. Considering the continued healthy growth of the Company and the prevailing comparatively low price to earnings multiple of Ebix’s common stock, the Board has evaluated the potential threat of the Company itself being an acquisition target. The Agreement serves in part to allow for stockholder value to be maximized by dissuading a potentially hostile acquisition attempt at an unacceptable price. Also, the Board acknowledges that Mr. Raina’s retention is critical to the future success and growth of Ebix and, as such, the Agreement helps ensure that Mr. Raina will be appropriately awarded for his contributions prior to any potential acquisition event, as well as to further motivate Mr. Raina to maximize the value received by all stockholders of Ebix if the Company were to be acquired.

Under the terms of the Agreement, the occurrence of any of the following events constitutes an “Acquisition Event”: (a) more the 50% of the voting stock of Ebix is sold, transferred or exchanged, (b) a merger or consolidation of the Company occurs, (c) the sale, exchange or transfer of substantially all of the Company’s assets, or (d) the Company is acquired or dissolved; provided, that an Acquisition Event also must qualify as a “change in control” event as such term is defined in Treasury Regulation 1.409A-3. Upon the occurrence of an Acquisition Event, Mr. Raina shall receive from the acquiring company, in cash, an amount that is determined by multiplying the “Share Base” by the “Spread.”

•	“Spread” is calculated by subtracting $7.95 (prior to the three-for-one split that occurred on January 4, 2010, this value was $23.84) from the Net Proceeds per share.
•	“Share Base” shall be the positive number, if any, that is determined when the number of Shares Deemed Held by Mr. Raina immediately prior to the Closing Date is subtracted from the number of shares that is 20% of the total shares of common stock outstanding immediately prior to the Closing Date on a fully diluted basis, taking into account the effect of the occurrence of the Liquidation

Event on the vesting, repurchase of any stock by the Company, conversion or exercise terms of any outstanding securities or other instruments exercisable for, or convertible into, shares of common stock; provided, that the difference that is so obtained shall be reduced by the number of shares, if any, sold by Executive after the first public announcement by the Company or any other party of any agreement, arrangement, Agreement, proposal or intent to engage in a transaction which would constitute a Liquidation Event.

The number of Shares Deemed Held by Mr. Raina immediately prior to the Closing Date shall equal the number of shares of common stock of the Company then beneficially owned by Mr. Raina plus any shares sold by Mr. Raina between the signing of this agreement and the Closing date, plus any additional shares issuable to Mr. Raina (other than pursuant to this Agreement) immediately prior to or upon the Closing Date upon the exercise of stock options or the conversion of convertible securities, after giving effect to any acceleration of vesting that will occur due to the occurrence of the Liquidation Event.

•	As defined in the Agreement, “Net Proceeds” shall equal the sum of any cash consideration received for each share of Company common stock plus the Fair Market Value of any securities received or receivable per share of Company common stock held by the stockholders of the Company by virtue of an Acquisition Event.

The “Fair Market Value” of any securities received by Company stockholders shall be determined as follows: (a) if such securities are listed and traded on a national securities exchange (as such term is defined by the Securities Exchange Act of 1934) on the date of determination, the Fair Market Value per share shall be the average of the closing prices of the securities on such national securities exchange, over the twenty trading day period ending three trading days prior to the closing date of an Acquisition Event, (b) if such securities are traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices on the day immediately prior to the closing date of an Acquisition Event, or (c) if such securities are not listed on a national securities exchange or, if such securities are traded in the over-the-counter market but there shall be no published closing bid and asked prices available on the date immediately prior to the Closing Date, then the Board shall determine the Fair Market Value of such securities from all relevant available facts, which may include the average of the closing bid and ask prices reflected in the over-the-counter market on a date within a reasonable period either before or after the date of determination, or opinions of independent experts as to value and may take into account any recent sales and purchases of such securities to the extent they are representative.

In the event of a determination by an accounting firm of national standing that any payment or distribution by the Company to or for the benefit of Mr. Raina, whether paid, payable, distributed or distributable pursuant to the Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, then Mr. Raina shall be entitled to receive an additional payment in an amount such that after the payment by Mr. Raina of all taxes (including any interest or penalties imposed with respect to such taxes), Mr. Raina retains an amount equal to any such tax.

The base price of $7.95 (post-stock split) from which any Net Proceeds will be subtracted represents the approximate price per share of the Company’s common stock on March 25, 2009 when the independent members of the Board agreed on the desirability of this type of agreement.

In the event that an Acquisition Event had occurred on December 31, 2013, and assuming that the Company received Net Proceeds of $14.71 per share (the closing price of the Company’s common stock on December 31, 2013), Mr. Raina would have received a $38.9 million payment upon an Acquisition Event, which payment does not include any tax gross-up payment described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of November 13, 2014 by: (a) each person known by us to beneficially own 5% or more of our shares of common stock, (b) each of our directors and each of our named executive officers, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

	Current Beneficial Ownership
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Directors and Named Executive Officers
Robin Raina(3)	3,671,560	9.9%
James A. Mitarotonda(4)	471,852	1.3%
Neil D. Eckert(5)	146,253	*
Leon d’Apice(6)	104,971	*
Rolf Herter(7)	92,253	*
Hans Ueli Keller(8)	92,253	*
Hans U. Benz(9)	72,973	*
Graham Prior(10)	62,006	*
Pavan Bhalla(11)	55,879	*
James S. Senge(12)	21,219	*
Robert F. Kerris(13)	15,571	*
Directors and executive officers as a group (10 persons)(14)	4,334,938	11.7%
Other Beneficial Holders
Rennes Foundation(15)	3,570,473	9.6%
First Trust Advisors(16)	3,395,762	9.1%
Fidelity Management and Research Company(17)	2,825,000	7.6%
Blackrock(18)	2,792,795	7.5%
Manulife Financial Corporation(19)	2,626,511	7.1%
Pentwater Capital Management LP(20)	2,438,500	6.6%
The Vanguard Group(21)	2,141,100	5.8%

*	Less than 1%.
(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she: (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.
(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group. Percentage is based on 37,151,379 shares of our common stock outstanding as of September 30, 2014.
(3)	Mr. Raina’s ownership includes: (a) 3,125 shares of restricted stock and (b) 217,064 shares held as trustee for the Robin Raina Foundation, a 501(c) charity ownership, which were donated by Robin Raina from vested restricted stock grants previously issued to Mr. Raina by the Company and to which Mr. Raina disclaims any beneficial ownership. The Federal Tax ID Number for the foundation is 51-0497387. The address of Mr. Raina is 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328.
(4)	Mr. Mitarotonda’s ownership includes (a) 305,652 shares of our common stock and options to purchase 121,200 shares of our common stock held by Barington Companies Equity Partners, L.P. (“Barington Equity Partners”) and (b) 45,000 shares of our common stock held by investment advisory clients

(“Clients”) of Barington Companies Investors, LLC (“Barington Investors”). Mr. Mitarotonda is the sole shareholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group, L.P., which is the majority member of Barington Investors. Barington Investors is the general partner of Barington Equity Partners and an investment advisor to the Clients. Mr. Mitarotonda disclaims beneficial owners of all such shares except to the extent of his pecuniary interest therein.
(5)	Mr. Eckert’s ownership includes options to purchase 49,500 shares of our common stock which are exercisable as of January 9, 2015, or that will become exercisable within 60 days after that date.
(6)	Mr. d’Apice’s ownership includes 14,535 shares of restricted stock.
(7)	Mr. Herter’s ownership includes options to purchase 22,500 shares of our common stock which are exercisable as of January 9, 2015, or that will become exercisable within 60 days after that date.
(8)	Mr. Keller’s ownership includes options to purchase 22,500 shares of our common stock which are exercisable as of January 9, 2015, or that will become exercisable within 60 days after that date.
(9)	Mr. Benz’s ownership includes options to purchase 22,500 shares of our common stock which are exercisable as of January 9, 2015, or that will become exercisable within 60 days after that date.
(10)	Mr. Prior’s ownership includes 14,535 shares of restricted stock.
(11)	Mr. Bhalla’s ownership includes options to purchase 22,500 shares of our common stock which are exercisable as of January 9, 2015, or that will become exercisable within 60 days after that date.
(12)	Mr. Senge’s ownership includes 9,262 shares of restricted stock.
(13)	Mr. Kerris’s ownership includes 14,535 shares of restricted stock.
(14)	Includes options to purchase 139,500 shares of our common stock which are exercisable as of January 9, 2015, or that will become exercisable within 60 days after that date.
(15)	The address of the Rennes Foundation is Rätikonerstrasse 13, P.O. Box 125, 9490 Vaduz, Principality of Liechtenstein.
(16)	Ownership consists of shares of our common stock beneficially owned by First Trust Portfolios L.P., First Trust Advisors L.P., and The Charger Corporation (collectively, “First Trust”), as disclosed on its joint Schedule 13G filed with the SEC on January 7, 2014. The address of First Trust is 120 East liberty Drive, Suite 400, Wheaton, Illinois 60187.
(17)	Ownership consists of shares of our common stock beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC (“Fidelity”), in its capacity as an investment advisor, as disclosed on its joint Schedule 13G/A filed with the SEC on February 14, 2014. Fidelity reports that sole dispositive power resides in Edward C. Johnson, III and FMR LLC. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.
(18)	Ownership consists of shares of our common stock beneficially owned by Blackrock and its wholly-owned subsidiaries (“Blackrock”) as disclosed on its Schedule 13G/A filed with the SEC on January 29, 2014. The address of Blackrock is 40 East 52nd Street, New York, New York 10022.
(19)	Ownership consists of shares of our common stock beneficially owned by Manulife Financial Corporation and its wholly-owned subsidiaries (“Manulife”) as disclosed on its Schedule 13G filed with the SEC on February 13, 2014. The address of Manulife is 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5.
(20)	Ownership consists of shares of our common stock beneficially owned by Pentwater Capital Management LP and its wholly-owned subsidiaries (“Pentwater”) as disclosed on its Schedule 13G filed with the SEC on February 14, 2014. The address of Pentwater is 227 West Monroe Street, Chicago, Illinois 60606.
(21)	Ownership consists of shares of our common stock beneficially owned by The Vanguard Group, Inc. and its wholly-owned subsidiary, Vanguard Fiduciary Trust Company (collectively, “Vanguard”), as disclosed on Vanguard’s joint schedule 13G/A filed with the SEC on February 12, 2014. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

REPORT OF THE AUDIT COMMITTEE

The audited financial statements of the Company, as of and for the three year period ended on December 31, 2013, are included in our 2013 Annual Report on Form 10-K. The Audit Committee oversees the Company’s financial reporting process and the independent audit of the annual consolidated financial statements on behalf of the Board. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter at least annually.

The Company, acting through its management and Board, has the primary responsibility for the financial statements and reporting process, including the system of internal accounting controls. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the financial reporting process, and internal controls.

Cherry Bekaert LLP, an independent registered public accounting firm engaged by the Company (“CB”), is responsible for auditing the Company’s annual financial statements and expressing its opinion thereon in accordance with auditing standards and accounting principles generally accepted in the United States of America.

In addition, the members of the Audit Committee reviewed, and the chairman of the Audit Committee discussed with management and CB the Company’s independent registered public accounting firm, the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.

The Audit Committee met seven times during 2013. In performing its oversight function, the Audit Committee reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not merely the acceptability, of the accounting principles used, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee also has reviewed with CB its judgments as to the quality and the acceptability of the Company’s accounting principles. Management and CB have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, and amended by Statement on Auditing Standards No. 89 (Audit Adjustments) and Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee has received the written disclosures and the letter from CB required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has reviewed, evaluated, and discussed with that firm its independence from the Company.

In fiscal year 2013, all of the audit fees, audit-related fees and tax fees were approved by either the Audit Committee or its designee. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of CB are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by CB require pre-approval by the Audit Committee in accordance with pre-approved procedures established by the Audit Committee. The procedures require all proposed engagements of CB for services of any kind to be directed to the Company’s CFO and then submitted for approval to the Audit Committee prior to the beginning of any services. Following its consideration of all such factors, the Audit Committee has concluded that the independent registered public accountants are independent from the Company and its management.

Further, the Audit Committee discussed with CB the overall scope and plans for their respective audits. The Audit Committee conferred with CB, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company, as of and for the year ended December 31, 2013, with management and CB.

Based upon the reviews and discussions with management and CB referred to above, in reliance on management and CB, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board, and the Board has approved, that the inclusion of the audited financial statements of the Company in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. The Audit Committee also has approved, and is recommending stockholder approval and ratification of, the appointment of CB to audit the Company’s financial statements for its 2014 fiscal year.

This report has been submitted by the Audit Committee:

Respectfully submitted,

The Members of the Audit Committee

Pavan Bhalla
Hans Ueli Keller
Hans U. Benz

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2013, we maintained the 1996 Stock Incentive Plan, as amended and restated in 2006. Our stockholders also approved the 2010 Stock Incentive Plan at our annual meeting on November 17, 2010. The table below provides information as of December 31, 2013 related to these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
– 1996 Stock Incentive Plan, as amended and restated in 2006	657,000	$6.39	962,563
– 2010 Stock Incentive Plan	135,000	$17.47	4,758,924
Equity Compensation Plans Not Approved by Security Holders	—	N/A	N/A
Total	792,000	$8.28	5,721,487

RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Under the Audit Committee’s charter, and consistent with NASDAQ Marketplace Rules, any material potential or actual conflict of interest or transaction between the Company and any “related person” of the Company must be reviewed and approved by the Audit Committee. SEC rules define a “related person” of the Company as any director (or nominee), executive officer, 5%-or-greater stockholder or immediate family member of any of these persons.

Rahul Raina is the Company’s Corporate Vice President of Operations for Ebix RCS and A.D.A.M. International Business Development and the brother of Robin Raina, our Chairman of the Board, President and CEO. During 2013 and 2012, Rahul Raina was paid a salary of $120,000 and received no cash bonus or share-based compensation awards. Previously he was granted options to purchase 225,000 shares of our common stock with an exercise price of $0.74 per share, which is equal to the fair market value of the common stock underlying the stock options at the original grant date. The options had a four-year vesting period from the date of grant and expire ten years from the date of grant. This grant was not subject to any of the Company’s approved stock compensation incentive plans. The expense for these options had been earlier fully recognized in the Company’s financial statements. The options are presently fully vested and during the year 2012 he exercised 130,000 of these then remaining stock options. As of December 31, 2013 he has no remaining outstanding and unexercised stock options.

Under the Director Nomination Agreement, the Company will reimburse $140,000 of the Barington Group’s out-of-pocket expenses in connection with, relating to or resulting from its letters to the Company dated November 10 and 11, 2014, the 2014 Annual Meeting, the negotiation and execution of the Director Nomination Agreement and the Barington Group’s efforts and actions, and any preparations therefor, before the execution and delivery of the Director Nomination Agreement, to consider means by which to alter the composition of the Board and related activities.

The Board has determined that, as of December 16, 2014, five of the Company’s six incumbent directors are independent as defined under NASDAQ Marketplace Rules. Messrs. Bhalla, Keller, Benz, Eckert and Herter are said independent directors. Mr. Raina as a management director and Chairman of the Board, participates in the Board’s activities and provides valuable insights and advice. Additionally, the Board has determined that, as of December 16, 2014, Messrs. Mitarotonda and Wright are also independent under the NASDAQ Marketplace Rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of securities ownership on Form 3 and changes in such ownership on Forms 4 and 5. Officers, directors and more than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely upon a review of the copies of Forms 3, 4 and 5 furnished to the Company or representations by certain executive officers and directors that no such reports were required for them, the Company believes that, during 2013 all of the Company’s directors, officers and more than ten-percent beneficial owners filed all such reports on a timely basis except for Leon d’Apice who sold shares of common stock on December 17, 2013 and did not file a Form 4 until January 2, 2014.

OTHER MATTERS

At the time of the preparation of this proxy sheet, the Board has not been informed of any other matters to be brought before the Annual Meeting other than those proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If you execute the enclosed proxy and any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

STOCKHOLDER PROPOSALS

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal. Stockholder proposals must conform to the Company’s by-laws and the requirements of the SEC.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2015 proxy statement. In order for a stockholder proposal to be considered for inclusion in the proxy material for our 2015 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, your proposal must be received by our Corporate Secretary no later than August 18, 2015 (unless the meeting date is changed by more than 30 days from January 9, 2016, in which case a proposal must be a received a reasonable time before we print proxy materials for the 2015 Annual Meeting) and must be submitted in compliance with the rule. Proposals should be directed to our Corporate Secretary, Ebix, Inc., Five Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, and should comply with the requirements of Rule 14a-8.

If our Corporate Secretary receives at the address listed above any stockholder proposal intended to be presented at the 2015 Annual Meeting without inclusion in the proxy statement for the meeting after November 1, 2015 (unless the meeting date is changed by more than 30 days from the anniversary of the 2014 Annual Meeting, in which case a proposal must be received a reasonable time before we print proxy materials for the 2015 Annual Meeting), SEC Rule 14a-4(c) provides that the proxies designated by the Board will have discretionary authority to vote on such proposal. The proxies designated by the Board also will have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

Stockholders who wish the Corporate Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing by mail to our Corporate Secretary, Ebix, Inc., Five Concourse Parkway, Suite 3200, Atlanta, Georgia 30328. Nominations for the 2015 Annual Meeting of Stockholders must be received by August 18, 2015.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company will provide without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to Aaron Tikkoo, Investor Relations, Ebix, Inc., at the address set forth on the front page of this proxy statement. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproducing and mailing.

Please date, sign and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Robin Raina
Chairman of the Board and
Chief Executive Officer

Dated: December 16, 2014

EBIX, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, January 8, 2015.

Vote by Internet

- Go to **www.envisionreports.com/EBIX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote "FOR" all nominees, and "FOR" Proposals 2 and 3.

1. Election of Directors*:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Hans U. Benz	☐	☐	02 - Pavan Bhalla	☐	☐	03 - Neil D. Eckert	☐	☐
04 - Rolf Herter	☐	☐	05 - Hans Ueli Keller	☐	☐	06 - James A. Mitarotonda	☐	☐
07 - Robin Raina	☐	☐	08 - Joseph R. Wright, Jr.	☐	☐			

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

8 2 B V

01YFCA